EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of Société des Produits Nestlé S.A. and Nestlé S.A. who are the only remaining reporting persons following this statement on Schedule 13D. Société des Produits Nestlé S.A. and Nestlé S.A. acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated October 13, 2020

NESTLÉ S.A.

/s/ Gregory Behar
Name: Gregory Behar
Title: Deputy Executive Vice President

SOCIÉTÉ DES PRODUITS NESTLÉ S.A.

/s/ Claudio Kuoni
Name: Claudio Kuoni
Title: Vice President